UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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NANOSTRING TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

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NANOSTRING TECHNOLOGIES, INC.
530 Fairview Avenue N
Seattle, WA 98109
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Wednesday, June 21, 2017 at 8:00 a.m. Pacific Daylight Time
TO THE HOLDERS OF COMMON STOCK
OF NANOSTRING TECHNOLOGIES, INC.:
The Annual Meeting of Stockholders of NanoString Technologies, Inc., a Delaware corporation, will be held as a virtual meeting via live webcast on the Internet on Wednesday, June 21, 2017, at 8:00 a.m. Pacific Daylight Time. This year's meeting will be our first completely virtual meeting of stockholders, which means that you will be able to attend the meeting, vote and submit your questions via the Internet at www.virtualshareholdermeeting.com/NSTG. Because the meeting is completely virtual and being conducted via the Internet, stockholders will not be able to attend the meeting in person. The meeting will be held for the following purposes as more fully described in the accompanying Proxy Statement:
1. To elect as Class I directors the three nominees named in this proxy statement to serve until the 2020 annual meeting of stockholders or until their successors are duly elected and qualified;
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017; and
3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
The board of directors of NanoString Technologies, Inc. has fixed the close of business on April 24, 2017 as the record date for the meeting. Only stockholders of record of our common stock on April 24, 2017 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.
On or about May 8, 2017 we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders. This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This proxy statement and our 2016 annual report can be accessed at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.
We appreciate your continued support of NanoString Technologies, Inc. and look forward to you joining our virtual meeting or receiving your proxy.
By order of the Board of Directors,

R. Bradley Gray
President and Chief Executive Officer
Seattle, Washington
April 28, 2017

NANOSTRING TECHNOLOGIES, INC.
530 Fairview Avenue N
Seattle, WA 98109
PROXY STATEMENT
FOR 2017 ANNUAL MEETING OF STOCKHOLDERS
to be held on Wednesday, June 21, 2017 at 8:00 a.m. Pacific Daylight Time
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on June 21, 2017 and any postponements, adjournments or continuations thereof. The Annual Meeting will be held virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/NSTG, on June 21, 2017 at 8:00 a.m. Pacific Daylight Time. On or about May 8, 2017, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
What matters am I voting on?
You will be voting on:

•
the election, as Class I directors, of the three nominees named in this proxy statement to hold office until the 2020 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017; and

•	any other business that may properly come before the meeting.
How does the board of directors recommend I vote on these proposals?
The board of directors recommends a vote:

•	FOR the three nominees named in this proxy statement for election as Class I directors; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017.
Who is entitled to vote?
Holders of our common stock as of the close of business on April 24, 2017, the record date, may vote at the Annual Meeting. As of the record date, we had 21,689,548 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote at the Annual Meeting.
Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares directly at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?
There are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time, on June 20, 2017 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call), until 11:59 p.m. Eastern Time, on June 20, 2017;

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•
by attending and voting virtually via the Internet during the Annual Meeting. If you desire to vote during the meeting, please follow the instructions for attending and voting during the Annual Meeting posted at www.virtualshareholdermeeting.com/NSTG. Beneficial owners must obtain a legal proxy from their broker, bank or other nominee to vote during the meeting. Follow the instructions from your broker, bank or other nominee included with the notice of internet availability of proxy materials, or contact your broker, bank or other nominee, to request a legal proxy. All votes must be received by the independent inspector before the polls close during the meeting.

Can I change my vote?
Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Corporate Secretary of NanoString Technologies, Inc., in writing, at the address listed on the front page; or

•
attending and voting, virtually via the Internet, during the Annual Meeting. However, your attendance during the Annual Meeting will not automatically revoke your proxy unless you specifically so request. A stockholder's last vote is the vote that will be counted.

What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.
Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. On or about May 8, 2017, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.
What is a quorum?
A quorum is the minimum number of shares required to be present at the annual meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•
Proposal No. 1: The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

•
Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

How are proxies solicited for the Annual Meeting?
The board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter — the proposal to ratify the appointment of PricewaterhouseCoopers LLP. Absent direction from you, your broker will not have discretion to vote on the election of directors.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that NanoString Technologies, Inc. only send a single copy, of the Notice and, if applicable, the proxy materials, stockholders may contact us as follows:
NanoString Technologies, Inc.
Attention: Investor Relations
530 Fairview Avenue N
Seattle, WA 98109
(888) 358-NANO (6266)
Stockholders who hold shares in street name should contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2018 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than January 8, 2018. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
NanoString Technologies, Inc.
Attention: Corporate Secretary
530 Fairview Avenue N
Seattle, WA 98109
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2018 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 22, 2018; and

•	not later than the close of business on March 24, 2018.
In the event that we hold our 2018 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2017 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.
If, after complying with the provisions above, a stockholder, or such stockholder’s qualified representative, does not attend the annual meeting to present the stockholder’s proposal, we are not required to present the proposal for a vote at such meeting.
Nomination of Director Candidates
You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate Secretary of NanoString Technologies, Inc. at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance — Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.
Availability of Bylaws
A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
Attending the Annual Meeting
Our annual meeting will be held on Wednesday, June 21, 2017, at 8:00 a.m. Pacific Daylight Time. This year’s Annual Meeting will be a virtual meeting via live webcast on the Internet. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NSTG. In order to vote or submit a question during the Annual Meeting, you will need to follow the instructions posted at www.proxyvote.com and www.virtualshareholdermeeting.com/NSTG and will need the control number included on your Notice or proxy card. If you do not have a control number, you will be able to listen to the meeting only. You will not be able to vote or submit your questions during the meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our business affairs are managed under the direction of our board of directors, which is currently composed of seven members. Six of our directors are “independent” under the NASDAQ Stock Market listing standards. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Each director’s term continues until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.
The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of the board of directors as of April 24, 2017.

Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
R. Bradley Gray	I	40	Director, President and Chief Executive Officer	2010	2017	2020
Robert M. Hershberg, M.D., Ph.D.(3)	I	54	Director	2015	2017	2020
Kirk D. Malloy, Ph.D.	I	50	Director	2016	2017	2020
Continuing Directors
Gregory Norden(1)(2)	II	59	Director	2012	2018	-
Charles P. Waite(1)(2)(3)	II	61	Director	2004	2018	-
Nicholas Galakatos, Ph.D.(2)(3)	III	59	Director	2009	2019	-
William D. Young(1)(3)	III	72	Chairman, Director	2010	2019	-

(1)	Member of the audit committee

(2)	Member of the compensation committee

(3)	Member of the nominating and corporate governance committee
Nominees for Director
R. Bradley Gray has served as a member of the board of directors and as President and Chief Executive Officer since June 2010. Prior to joining our company, Mr. Gray held various positions at Genzyme, a biotechnology company acquired by Sanofi in 2011. He served as Vice President of Product & Business Development for Genzyme Genetics, the diagnostic services division of Genzyme, from June 2008 to May 2010, leading the development of molecular diagnostics and partnering activities. From September 2006 to June 2008, he served as Vice President of Business & Strategic Development for Genzyme Genetics, leading growth efforts through partnerships and licensing. Mr. Gray joined Genzyme in October 2004 as Director of Corporate Development, supporting business development and leading Genzyme Ventures, the corporate venture capital fund of Genzyme. Prior to joining Genzyme, Mr. Gray was a management consultant in the healthcare practice of McKinsey & Company, a global management consulting firm, from September 2000 to October 2004, where he worked with senior healthcare executives in the United States and Europe on a broad range of issues including pharmaceutical and diagnostic product strategy, post-merger integration, organization design, and operational turnarounds. Mr. Gray received a B.A. in Economics and Management from Oxford University, where he studied as a British Marshall Scholar, and an S.B. in Chemical Engineering from the Massachusetts Institute of Technology. We believe that Mr. Gray possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as Chief Executive Officer and his knowledge of molecular diagnostic development and commercialization.
Robert M. Hershberg, M.D., Ph.D. has served as a member of the board of directors and as a member of the nominating and corporate governance committee since March 2015. Since March 2017, Dr. Hershberg has served as Executive Vice President of Business Development and Global Alliances of Celgene Corporation, a publicly-traded biopharmaceutical company, where he is a member of the Executive Committee and is responsible for all business development related activities across the company and management of business alliances. From January 2016 to March 2017, Dr. Hershberg served as the Chief Scientific Officer, where he was responsible for overseeing Celgene’s scientific platforms, discovery capabilities and early clinical development, and from July 2014 to January 2016, he served as Senior Vice-President of Immuno-Oncology at Celgene, where he led Celgene’s research and early development efforts across its immuno-oncology portfolio. From 2011 to

2017, Dr. Hershberg was President and Chief Executive Officer of VentiRx Pharmaceuticals, a clinical stage biopharmaceutical company, which he co-founded in 2006; from 2006 to 2011 he also served as its Executive Vice President and Chief Medical Officer. Prior to co-founding VentiRx, Dr. Hershberg served as Senior Vice President and Chief Medical Officer at Dendreon Corporation, a biotechnology company, where he led the clinical, regulatory and biometrics groups, focusing on the development of Provenge® in metastatic prostate cancer. From 2001 to 2003, Dr. Hershberg was the Vice President of Medical Genetics at Corixa, a pharmaceutical company (acquired by GlaxoSmithKline in 2005). Earlier in his career, Dr. Hershberg served as an Assistant Professor at Harvard Medical School and an Associate Physician at the Brigham and Women's Hospital in Boston, Massachusetts. Dr. Hershberg holds clinical and research faculty positions at the University of Washington School of Medicine and is a member of the board of directors of Adaptive Biotechnologies Corp., a clinical stage biotechnology company.  He completed his undergraduate degree in molecular biology and M.D. at UCLA, and his Ph.D. in biology at the Salk Institute. We believe Dr. Hershberg is qualified to serve as a director of NanoString because of his extensive experience as a senior executive officer at multiple biotechnology companies.
Kirk D. Malloy, Ph.D. has served as a member of the board of directors since September 2016 and is expected to join the compensation committee, effective as of May l, 2017. Dr. Malloy is currently founder and principal at BioAdvisors, LLC, where he provides strategic consulting services to life science, diagnostics, and genomics companies. He is also an associate of Growth Source Inc. where he provides strategic consulting. Prior to founding BioAdvisors in April 2016, he was at Illumina, Inc. from 2002 to 2016, most recently as Senior Vice President and General Manager of Life Sciences and Applied Markets from January 2014 to April 2016. From May 2005 to December 2013 he served as Vice President of Global Customer Solutions; he was also Vice President of Global Quality from December 2005 to May 2007. Dr. Malloy joined Illumina in 2002 as Senior Director of Global Customer Solutions. Before Illumina, he held various commercial leadership positions at Biosite Diagnostics and QIAGEN Inc. Dr. Malloy currently serves as Lead Independent Director for Organovo, a publicly-traded company that designs and creates functional, three-dimensional human tissues for use in medical research and therapeutic applications. He also serves as a director for several private genomics tools companies. Dr. Malloy earned his B.S. in Biology from the University of Miami, and his M.S. and Ph.D. from the University of Delaware and held post-doctoral and instructor positions at Boston University and Northeastern University. We believe Dr. Malloy is qualified to serve as a director of NanoString because of his extensive experience with more than 20 years of commercial leadership in life science tools, applied markets, and molecular diagnostics.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH
OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Continuing Directors
Directors Continuing in Office Until the 2018 Annual Meeting of Stockholders
Gregory Norden has served as a member of the board of directors and as chairman of the audit committee since July 2012 and as a member of the compensation committee since April 2015. From 1989 to 2010, Mr. Norden held various senior positions with Wyeth/American Home Products, most recently as Wyeth’s Senior Vice President and Chief Financial Officer. Prior to this role, Mr. Norden was Executive Vice President and Chief Financial Officer of Wyeth Pharmaceuticals. Prior to his affiliation with Wyeth, Mr. Norden served as Audit Manager at Arthur Andersen & Company. Mr. Norden also serves on the boards of directors of Royalty Pharma, a pharmaceutical company focused on acquiring revenue-producing intellectual property, Univision, a media company serving Hispanic America, and Zoetis, an animal health company. Mr. Norden is a former director of Welch Allyn (acquired by Hill-Rom in 2015), Lumara Health (acquired by AMAG Pharmaceuticals in 2014), and Human Genome Sciences (acquired by GlaxoSmithKline in 2012). Mr. Norden received a M.S. in Accounting from Long Island University - C.W. Post and a B.S. in Management/Economics from the State University of New York - Plattsburgh. We believe that Mr. Norden’s qualifications to serve on the board of directors include his extensive financial and accounting expertise and experience at Wyeth and at Arthur Andersen & Company and his significant experience in the biopharmaceutical industry.
Charles P. Waite has served as a member of the board of directors since July 2004, as a member of the audit committee and nominating and corporate governance committee (currently serving as chairman) since June 2009, and as a member of the compensation committee since June 2009. Mr. Waite is expected to step down from the compensation committee, effective as of May 1, 2017, in connection with Dr. Malloy's appointment to the compensation committee. He has been a General Partner of OVP Venture Partners II and a Vice President of Northwest Venture Services Corp. since 1987, a General Partner of OVP Venture Partners III since 1994, a General Partner of OVP Venture Partners IV since 1997, a General Partner of OVP Venture Partners V since 2000, a General Partner of OVP Venture Partners VI since 2001, and a General Partner of OVP Venture Partners VII since 2007, all of which are venture capital firms. Prior to joining OVP, Mr. Waite was a General Partner at Hambrecht & Quist Venture Partners from 1984 to 1988, where he focused on investments in information technology and life sciences. He is a former director of Complete Genomics, a publicly-traded DNA sequencing platform developer (acquired by BGI-Shenzen in March 2013), and currently serves on the board of directors of seven private companies. Mr. Waite received an A.B. in history from Kenyon College and an M.B.A. from Harvard University. We believe that Mr. Waite’s significant operational and leadership experience as a venture capital investor who sits on a number of boards qualify him to serve as a director. Mr. Waite’s investment focus on life sciences companies also provides substantial expertise in our industry.
Directors Continuing in Office Until the 2019 Annual Meeting of Stockholders
Nicholas Galakatos, Ph.D. has served as a member of the board of directors, as the chairman of the compensation committee and as a member of the nominating and corporate governance committee since June 2009. Dr. Galakatos is a Managing Director of Clarus Ventures, a health care and life sciences venture capital firm, which he co-founded in 2005. Dr. Galakatos has been a venture capital investor since 1992, initially at Venrock Associates from 1992 to 1997 and then at MPM Capital since 2000 where he was General Partner of the Bioventures II and Bioventures III funds. From 1997 to 2000, he was Vice President, New Business, and a member of the Management Team at Millennium Pharmaceuticals, a biopharmaceutical company acquired by Takeda Pharmaceutical in May 2008. He was a founder of Millennium Predictive Medicine and TransForm Pharmaceuticals, where he also was the Chairman and founding Chief Executive Officer. Dr. Galakatos is a Director of Catabasis Pharmaceuticals, Inc. and Ophthotech Corporation, and has been the Lead Director at Affymax Inc., and a Director of Portola Pharmaceuticals, Inc., and Aveo Pharmaceuticals, Inc. Dr. Galakatos received a B.A. degree in Chemistry from Reed College, a Ph.D. degree in Organic Chemistry from the Massachusetts Institute of Technology, and performed postdoctoral studies in molecular biology at Harvard Medical School. We believe that Dr. Galakatos is qualified to serve as a director of NanoString because of his operating experience in the biopharmaceutical industry and his extensive experience as a venture capital investor and a director of several public companies. Dr. Galakatos’s investment focus on life sciences companies also provides substantial expertise in our industry.
William D. Young has served as the chairman of the board of directors since January 2010 and as a member of the audit committee since November 2011 and nominating and corporate governance committee since September 2013. Mr. Young is a Venture Partner at Clarus Ventures, a health care and life sciences venture capital firm, which he joined in March 2010. Prior to joining Clarus Ventures, Mr. Young served from 1999 until June 2009 as chairman of the board of directors and Chief Executive Officer of Monogram Biosciences, a biotechnology company acquired by Laboratory Corporation of America in June 2009. From 1980 to 1999 Mr. Young was employed at Genentech, a biotechnology company acquired by Roche in March 2009, most recently as Chief Operating Officer from 1997 to 1999, where he was responsible for all Product Development, Manufacturing and Commercial functions. Mr. Young joined Genentech in 1980 as Director of Manufacturing and Process

Sciences and became Vice President in 1983. Prior to joining Genentech, Mr. Young worked at Eli Lilly & Co. for 14 years and held various positions in production and process engineering, antibiotic process development and production management. Mr. Young is a member of the boards of directors of Vertex Pharmaceuticals and Theravance Biopharma where he is the lead independent director. Mr. Young retired from BioMarin Pharmaceutical's board of directors in November 2015 and from Biogen Inc.'s board of directors in June 2014. Mr. Young received his M.B.A. from Indiana University and his B.S. in chemical engineering from Purdue University, and an honorary doctorate of engineering from Purdue University. Mr. Young was elected to The National Academy of Engineering in 1993 for his contributions to biotechnology. We believe that Mr. Young’s demonstrated leadership in his field, his understanding of the industry and his senior management experience in several companies in our industry qualify him to serve as the chairman of the board of directors.
Director Independence
Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the board of directors has determined that none of Messrs. Young, Waite and Norden and Drs. Galakatos, Hershberg, and Malloy, representing six of our seven directors, has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the rules of The NASDAQ Stock Market. The board of directors also determined that Messrs. Norden (chairman), Waite and Young, who comprise our audit committee, Dr. Galakatos (chairman) and Messrs. Norden and Waite, who currently comprise our compensation committee, and Messrs. Waite (chairman) and Young and Drs. Galakatos and Hershberg, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable SEC rules and the rules of The NASDAQ Stock Market. In anticipation of Dr. Malloy joining the compensation committee effective May 1, 2017, the board also determined that Dr. Malloy satisfies the independence standards for that committee established by applicable SEC rules and the rules of The NASDAQ Stock Market. In making this determination, the board of directors considered payments received by Dr. Malloy in 2016, prior to his appointment to our board of directors, for consulting services provided directly to us and through Dr. Malloy’s work with Growth Source Inc. We do not expect to receive any additional consulting services from Dr. Malloy. For additional information, please see “Non-Employee Director Compensation.”
Leadership Structure
Mr. Young serves as the Chairman of the Board, and Mr. Gray serves as President and Chief Executive Officer of the Company. The roles of Chief Executive Officer and Chairman of the Board are currently separated in recognition of the differences between the two roles. We believe that it is in the best interests of our stockholders for the Board to make a determination regarding the separation or combination of these roles each time it elects a new Chairman or appoints a Chief Executive Officer, based on the relevant facts and circumstances applicable at such time. In June 2010, when Mr. Gray was first appointed President and Chief Executive Officer, the Board determined it was in the best interests of the Company to continue to maintain an independent Chairman to allow Mr. Gray to focus on his primary responsibility for the operational leadership and strategic direction of the Company.
Board Meetings and Committees
During the year ended December 31, 2016, the board of directors held six meetings (including regularly scheduled and special meetings) and no incumbent director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he was a member.
Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend. Four of our six directors attended our 2016 annual meeting of stockholders.
Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.
Audit Committee
The current members of our audit committee are Messrs. Norden, Waite and Young. Mr. Norden is chairman of the audit committee. The composition of our audit committee meets the requirements for independence under current NASDAQ Stock Market listing standards and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of the NASDAQ Stock Market listing standards. Our board of directors has determined that Mr. Norden is an audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of The NASDAQ Stock Market.
Our audit committee oversees our corporate accounting and financial reporting process and assists the board of directors in monitoring our financial systems. Our audit committee will also:

•	approve the hiring, discharging and compensation of our independent auditors;

•	oversee the work of our independent auditors;

•	approve engagements of the independent auditors to render any audit or permissible non-audit services;

•	review the qualifications, independence and performance of the independent auditors;

•	review financial statements, critical accounting policies and estimates;

•	review the adequacy and effectiveness of our internal controls; and

•	review and discuss with management and the independent auditors the results of our annual audit, our quarterly financial statements and our publicly filed reports.
The audit committee had seven meetings in 2016. The audit committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of the NASDAQ Stock Market. A copy of the Audit Committee Charter is available on our website at http://investors.nanostring.com/governance.cfm.
Compensation Committee
The current members of our compensation committee are Dr. Galakatos and Messrs. Norden and Waite. Dr. Malloy is expected to replace Mr. Waite on the compensation committee effective May 1, 2017. Dr. Galakatos is the chairman of our compensation committee. The composition of our compensation committee meets the requirements for independence under current NASDAQ Stock Market listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").
Our compensation committee oversees our compensation policies, plans and benefits programs. The compensation committee will also:

•	review and recommend policies relating to compensation and benefits of our officers and employees;

•	review and approve corporate goals and objectives relevant to compensation of our chief executive officer and other senior officers;

•	evaluate the performance of our officers in light of established goals and objectives;

•	recommend compensation of our officers based on its evaluations; and

•	administer the issuance of stock options and other awards under our stock plans.
During 2016, our compensation committee met three times. The compensation committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of the NASDAQ Stock Market. A copy of the Compensation Committee Charter is available on our website at http://investors.nanostring.com/governance.cfm. Pursuant to its charter, the compensation committee may form subcommittees and delegate to such subcommittees any power and authority the compensation committee deems appropriate, excluding any power or authority required by law, regulation or listing standard to be exercised by the compensation committee as a whole.
Nominating and Corporate Governance Committee
The current members of our nominating and corporate governance committee are Drs. Galakatos and Hershberg and Messrs. Waite and Young. The chairman of the nominating and corporate governance committee is Mr. Waite. The composition of our nominating and corporate governance committee meets the requirements for independence under current NASDAQ Stock Market listing standards and SEC rules and regulations.
Our nominating and corporate governance committee oversees and assists the board of directors in reviewing and recommending nominees for election as directors. The nominating and corporate governance committee will also:

•	evaluate and make recommendations regarding the organization and governance of the board of directors and its committees;

•	assess the performance of members of the board of directors and make recommendations regarding committee and chair assignments;

•	recommend desired qualifications for board of directors membership and conduct searches for potential members of the board of directors; and

•	review and make recommendations with regard to our corporate governance guidelines.

During 2016, our nominating and corporate governance committee met four times. The nominating and corporate governance committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of the NASDAQ Stock Market. A copy of the Nominating and Corporate Governance Committee Charter is available on our website at http://investors.nanostring.com/governance.cfm.
Considerations in Evaluating Director Nominees
The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of the Company’s business and other commitments. Other than the foregoing, there are no stated minimum criteria for director nominees.
Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints. The nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations.
The nominating and corporate governance committee has engaged Spencer Stuart to identify and assist in evaluating director candidates, whose names are submitted to our nominating and corporate governance committee for further evaluation.
Stockholder Recommendations for Nominations to the Board of Directors
The nominating and corporate governance committee will consider candidates for directors recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.
A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to NanoString Technologies, Inc., Attention: Corporate Secretary, 530 Fairview Avenue N, Seattle, WA 98109. For our 2018 annual meeting of stockholders, notice must be received by us no earlier than February 22, 2018, and no later than March 24, 2018. The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.
Stockholder Communications with the Board of Directors
Stockholders wishing to communicate with a non-management member of the board of directors may do so by writing to such director, and mailing the correspondence to: NanoString Technologies, Inc., Attention: Corporate Secretary, 530 Fairview Avenue N, Seattle, WA 98109. All such stockholder communications will be forwarded to the appropriate committee of the board or non-management director.
Corporate Governance Principles and Code of Business Conduct and Code of Ethics
Our board of directors has adopted Corporate Governance Principles. These principles address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The board of directors also has adopted a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer and other senior financial officers. The full text of our Corporate Governance Principles, Code of Business Conduct and Code of Ethics is posted on the Corporate Governance portion of our website at http://

investors.nanostring.com/governance.cfm. We will post amendments to our Corporate Governance Principles, Code of Business Conduct and Code of Ethics or waivers of the same for directors and executive officers on the same website.
Risk Management
The board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. The board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting. The nominating and corporate governance committee is responsible for overseeing the management of risks associated with the independence of the board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through discussions from committee members about such risks. The board of directors believes that its leadership structure is consistent with the administration of its risk oversight function.
Non-Employee Director Compensation
The following table provides information regarding compensation paid by us to our non-employee directors during 2016. Directors who are also our employees receive no additional compensation for their service as a director. During 2016, one director, Mr. Gray, our President and Chief Executive Officer, was an employee. Mr. Gray’s compensation is discussed under the caption “Executive Compensation.” We reimburse our directors for expenses associated with attending meetings of our board of directors and meetings of committees of our board.
2016 Director Compensation Table

Name	Fees Earned or paid in Cash	Option Awards (1)	All Other Compensation	Total
William D. Young (2)	$87,500	$51,580	$—	$139,080
Nicholas Galakatos (3)	52,000	51,580	—	103,580
Robert M. Hershberg (4)	40,000	51,580	—	91,580
Kirk D. Malloy (5)(8)	10,557	115,787	41,039	167,383
Gregory Norden (6)	56,000	51,580	—	107,580
Charles P. Waite (7)	58,500	51,580	—	110,080

(1)
Represents the aggregate grant date fair value of stock option awards granted in 2016. These amounts have been computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, without regard to estimated forfeitures. For a discussion of valuation assumptions, see the notes to our financial statements included in our Annual Report on Form 10-K filed with the SEC on March 9, 2017.

(2)	As of December 31, 2016, Mr. Young held options for the purchase of 106,149 shares of common stock, of which 98,321 shares were vested as of such date.

(3)	As of December 31, 2016, Dr. Galakatos held options for the purchase of 29,750 shares of common stock, of which 21,922 shares were vested as of such date.

(4)	As of December 31, 2016 Dr. Hershberg held options for the purchase of 22,516 shares of common stock, of which 12,852 shares were vested as of such date.

(5)
Dr. Malloy was appointed to the board of directors in September 2016. As of December 31, 2016 Dr. Malloy held options for the purchase of 15,935 shares of common stock, none of which were vested as of such date.

(6)	As of December 31, 2016, Mr. Norden held options for the purchase of 40,156 shares of common stock, of which 32,328 shares were vested as of such date.

(7)	As of December 31, 2016, Mr. Waite held options for the purchase of 29,750 shares of common stock, of which 21,922 shares were vested as of such date.

(8)
The amounts set forth in the column entitled “All Other Compensation” represent cash fees earned by Dr. Malloy from April 2016 to July 2016 prior to his appointment to our board of directors as compensation for certain consulting services provided directly to us and through Dr. Malloy’s work with Growth Source Inc. Since joining our board of directors, Dr. Malloy has provided no other consulting services to us, directly or indirectly, and we do not expect to receive any such consulting services from Dr. Malloy in the future.

Director Compensation Program
Director Compensation Policy
The compensation committee retained Arnosti Consulting, Inc., a compensation advisory firm, to provide recommendations on director compensation following our initial public offering based on an analysis of market data compiled from certain public technology companies. Based on the recommendation of Arnosti Consulting, Inc., in June 2013, our board of directors approved a director compensation policy for our non-employee directors that became effective following our initial public offering. For purposes of the policy, the board of directors classified each director into one of the two following categories: (1) an “employee director,” is a director who is employed by us; and (2) a “non-employee director,” is a director who is not an employee director. Only non-employee directors will receive compensation under the director compensation policy. All directors will be reimbursed for expenses in their capacities as directors in accordance with our standard expense reimbursement policy. Non-employee directors will receive compensation in the form of equity and cash under the director compensation policy, as described below. Dr. Galakatos is a managing director of Clarus Ventures, which is a stockholder of our company through certain of its affiliated entities, and as a result of the internal policies of Clarus Ventures, Dr. Galakatos is required to hold or remit any compensation received for his service on our board of directors for the benefit of Clarus Ventures or its affiliates.
Equity Compensation
Upon joining our board of directors, each non-employee director receives an option to purchase 0.08% of our outstanding shares on the date of grant. The exercise price of the initial grant is the fair market value, as determined in accordance with our 2013 Equity Incentive Plan, on the date of the grant. The shares underlying the initial grant vest as to 50% of the total shares subject to such award on the one year anniversary of the date the director commenced services, and the remaining 50% of the total shares vest in 12 equal monthly installments thereafter, in each case, subject to continued service as a director through each vesting date.
At the beginning of each fiscal year, each non-employee director is granted an option to purchase 0.04% of our outstanding shares on the date of grant. The exercise price of this annual grant is the fair market value, as determined in accordance with our 2013 Equity Incentive Plan, on the date of the grant. All of the shares underlying the annual grant vest on the one year anniversary of the date of grant, subject to continued service as a director through the vesting date.
In addition, on July 10, 2013 (the 10th trading day following our initial public offering on June 25, 2013) each non-employee director then serving on the board of directors received an option to purchase 0.06% of our outstanding shares on the date of grant. As an exception to the terms of our 2013 Equity Incentive Plan, the exercise price of this grant was the average closing price of our stock for the 10 trading day period following June 25, 2013. The shares underlying the post-offering grant vested as to 50% of the total shares subject to such award on June 25, 2014, and the remaining 50% of the total shares vested in 12 equal monthly installments thereafter, in each case, subject to continued service as a director through each vesting date.
Also, the chairman of the board of directors received, in addition to the grant discussed in the immediately preceding paragraph, an additional option to purchase 0.05% of our outstanding shares. This additional grant was granted at the same time as and had the same terms and conditions as the post-offering grant.
The vesting of each grant described above accelerates in full upon a “change in control” as defined in our 2013 Equity Incentive Plan.
Cash Compensation
Currently, each non-employee director receives an annual cash retainer of $35,000 for serving on the board of directors. In addition to the annual retainer, the chairperson of the board of directors is entitled to an additional cash retainer of $40,000 per year, and the chairpersons of the board’s audit committee, compensation committee and nominating and corporate governance committee are entitled to an additional cash retainer of $15,000, $12,000 and $10,000 per year, respectively. Non-chairperson members of the audit committee, compensation committee and nominating and corporate governance committee are entitled to an additional cash retainer of $7,500, $6,000 and $5,000 per year, respectively.
All cash payments are payable in four equal installments at the end of each calendar quarter during which such individual served as a director (such payments to be prorated for service during a portion of such quarter).
Our board of directors, acting pursuant to the recommendation of its nominating and corporate governance committee, revised cash compensation levels for non-employee directors serving as members of the board of directors and serving as chairperson of the audit committee. The changes will become effective as of the date of the 2017 annual meeting of stockholders. All other cash compensation described above will remain the same.

The following table summarizes the revised non-employee director cash compensation levels approved by our board of directors:

Position	Compensation
Board of Directors, Member	$40,000
Audit Committee, Chairman	18,000

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the board of directors has appointed PricewaterhouseCoopers LLP, independent registered public accountants, to audit our financial statements for the year ending December 31, 2017. During the year ended December 31, 2016, PricewaterhouseCoopers LLP served as our independent registered public accounting firm.
Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of NanoString Technologies, Inc. and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017. Our audit committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.
If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the board of directors may reconsider the appointment.
Fees Paid to the Independent Registered Public Accounting Firm
The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, for 2016 and 2015.

	Year Ended December 31,
Fee Category	2016	2015
Audit fees (1)	$809,727	$785,730
Audit-related fees	—	—
Tax fees	—	—
All other fees (2)	93,137	1,800
Total fees	$902,864	$787,530

(1)
Audit fees relate to professional services provided in connection with the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements and our public offerings.

(2)
All other fees include any fees billed that are not audit, audit related, or tax fees. In 2016, these fees related primarily to professional services provided in connection with the review of internal controls, processes and related systems over financial reporting designed by management. In 2015, these fees related to accounting research software.

Auditor Independence
In 2016, there were no other professional services provided by PricewaterhouseCoopers LLP that would have required the audit committee to consider their compatibility with maintaining the independence of PricewaterhouseCoopers LLP.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Pursuant to its charter, the audit committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees. The audit committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings. In accordance with the foregoing, the committee has delegated to the chair of the audit committee the authority to pre-approve services to be performed by our independent registered public accounting firm and associated fees, provided that the chair is required to report any decision to pre-approve such audit-related or non-audit services and fees to the full audit committee for ratification at its next regular meeting. All fees paid to PricewaterhouseCoopers LLP for our fiscal year 2016 were pre-approved by our audit committee.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Directors is currently comprised of three independent directors and operates under a written charter which is reviewed on an annual basis and amended as necessary by the Board of Directors upon recommendation by the Audit Committee.
The members of the Audit Committee are currently Gregory Norden (chairman), Charles P. Waite and William D. Young. Each of the members of the Audit Committee is an “independent director” as currently defined in Rules 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards and Rule 10A-3 of the Exchange Act. The Board of Directors has also determined that Mr. Norden is an “audit committee financial expert” as described in applicable rules and regulations of the SEC.
The Audit Committee appoints an accounting firm as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit Committee is responsible for monitoring and overseeing these processes.
The Audit Committee held seven meetings during 2016. The meetings were designed to provide information to the Audit Committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of our company, and to facilitate and encourage communication between the Audit Committee, management and our independent registered public accounting firm, PricewaterhouseCoopers LLP. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited financial statements for fiscal year 2016 with management and the independent registered public accounting firm. The Audit Committee also instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.
The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).
The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm, PricewaterhouseCoopers LLP, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.
Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.
The Audit Committee of the Board of Directors of NanoString Technologies, Inc.:
Gregory Norden (Chairman)
Charles P. Waite
William D. Young

EXECUTIVE OFFICERS
The following table sets forth the names, ages and positions of our executive officers as of April 24, 2017. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
R. Bradley Gray	40	President, Chief Executive Officer and Director
Joseph M. Beechem, Ph.D.	59	Senior Vice President of Research and Development
Wayne D. Burns	61	Senior Vice President, Operations and Administration
David W. Ghesquiere	50	Senior Vice President, Corporate & Business Development
James A. Johnson	60	Chief Financial Officer
Barney Saunders, Ph.D.	54	Senior Vice President of Sales & Marketing
There are no family relationships among any of the directors or executive officers.
Executive Officers
R. Bradley Gray. See “Proposal No. 1 - Election of Directors - Nominees for Director” for Mr. Gray’s biographical information.
Joseph M. Beechem, Ph.D. has served as Senior Vice President of Research and Development since April 2012. Prior to joining our company, Dr. Beechem held various positions at Life Technologies, a publicly-traded biotechnology tools company, most recently as Vice President, Head of Advanced Sequencing and Head of Global Sequencing Chemistry, Biochemistry and Biophysics from January 2010 to April 2012. From December 2007 to December 2012, he served as Chief Technology Officer of Life Technologies. During his career at Life Technologies, he led the design and development of multiple genetic analysis technologies, the latest advanced SOLiD sequencing technology and the single molecule nano-DNA sequencing technology. Prior to joining Life Technologies, Dr. Beechem was Chief Scientific Officer at Invitrogen, a publicly-traded biotechnology company that acquired Applied Biosystems in November 2008 to form Life Technologies, from August 2003 to December 2007 and Director of Biosciences at Molecular Probes, a biotechnology company acquired by Invitrogen in 2003, from August 2000 to August 2003. Prior to his industry experience, Dr. Beechem led an NIH-funded research laboratory for 11 years as a tenured associate professor at Vanderbilt University. He has authored or co-authored more than 100 peer-reviewed papers in diverse fields such as biomathematics, physics, chemistry, physiology, spectroscopy, diagnostics and biology. Dr. Beechem is also named on nearly 40 U.S. patents or patent applications and has served on a number of editorial and scientific advisory boards. He received a B.S. in Chemistry and Biology from Northern Kentucky University and a Ph.D. in Biophysics from The Johns Hopkins University.
Wayne D. Burns has served as our Senior Vice President, Operations and Administration since October 2012. Prior to his role as a Senior Vice President, Mr. Burns served as Chief Financial Officer from April 2007 to September 2012. During the period from March 2009 through June 2010, Mr. Burns served as Acting Chief Executive Officer as well as Chief Financial Officer. Prior to joining our company, Mr. Burns served as Chief Operating Officer and Chief Financial Officer at Action Engine, a developer of a mobile application platform, from 2001 to 2006. From 2000 to 2001, Mr. Burns was a founder and the Chief Executive Officer of SafariDog, a developer of a search engine optimization platform. Mr. Burns also served as Vice President Operations and Chief Financial Officer of NetPodium during 1999 prior to its acquisition by InterVU, where from 1999 to 2000 Mr. Burns served as Vice President of Business Development. During the period from 1990 to 1996, Mr. Burns served as Chief Financial Officer and Vice President of Finance for three venture-backed companies, all of which were acquired by public companies. Mr. Burns spent five years with PricewaterhouseCoopers in the United States and Italy. Mr. Burns received a B.A. in Business Administration with a concentration in Accounting from the University of Washington. Mr. Burns tendered his resignation on January 6, 2017, effective April 30, 2017. As contemplated by our succession plan, Mary Tedd Allen, our Vice President of Operations, is expected to succeed Mr. Burns effective May 1, 2017. Following cessation of his employment, we anticipate engaging Mr. Burns to provide certain consulting services to us.
David W. Ghesquiere has served as Senior Vice President, Corporate & Business Development since November 2013. Prior to joining our company, Mr. Ghesquiere was the founder and managing director of Adrenaline Venture & Advisory LLC, an international advisory firm, from August 2012 to November 2013. Prior to founding Adrenaline Venture & Advisory, Mr. Ghesquiere served as Senior Vice President, Corporate & Business Development at Dendreon Corporation, a biotechnology company, from 2011 to 2012. From 2005 to 2010, Mr. Ghesquiere held a variety of executive positions at OSI Pharmaceuticals, acquired by Astellas Pharma in 2010, including Senior Vice-President of Corporate & Business Development and Managing Director of OSI Investment Holdings GmbH and OSI Investment Management GmbH, OSI’s wholly owned, Switzerland-based subsidiaries, where he played a key role in establishing OSI’s venture capital arm. Earlier in his career, Mr. Ghesquiere served as Director of Global Business Development for Aventis Pharmaceuticals, which merged with Sanofi in 2004, and worked in product marketing at Johnson & Johnson. Mr. Ghesquiere received an M.B.A. from The University of Western Ontario’s Ivey School of Business and a B.A. in economics from The University of Western Ontario.
James A. Johnson has served as Chief Financial Officer since October 2012. Prior to joining our company, Mr. Johnson was Chief Financial Officer of Relypsa, Inc., a clinical-stage biopharmaceutical company, from May 2011 to September 2012. From September 2009 to October 2010, Mr. Johnson served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of ZymoGenetics, Inc., a biopharmaceutical company acquired by Bristol-Myers Squibb in October 2010. Mr. Johnson served as ZymoGenetics’ Executive Vice President, Chief Financial Officer and Treasurer from July 2007 to September 2009 and as ZymoGenetics’ Senior Vice President, Chief Financial Officer and Treasurer from February 2001 to July 2007. Mr. Johnson served as Chief Financial Officer, Treasurer and Secretary of Targeted Genetics Corporation, a biotechnology company, from 1994 to February 2001, as its Senior Vice President, Finance and Administration, from January 1999 to February 2001, and as its Vice President, Finance, from 1994 to January 1999. From 1990 to 1994, Mr. Johnson served as Vice President, Finance, and, from 1988 to 1990, as Director of Finance, at Immunex Corporation, a biopharmaceutical company. Mr. Johnson received a B.A. in Business Administration from the University of Washington.
Barney E. Saunders, Ph.D. has served as Senior Vice President of Sales & Marketing since March 2015, and previously served as our Senior Vice President & General Manager, Life Sciences, from September 2012 to March 2015 and served as our Chief Commercial Officer from September 2010 to September 2012. In February 2017, we announced that we had initiated a search to recruit a new senior vice president of sales and marketing. Dr. Saunders will remain with us until a successor is named and, following such time, we anticipate he will assist with the transition for several months thereafter. Prior to joining our company, Dr. Saunders served as Chief Commercial Officer of Microchip Biotechnologies (now IntegenX), a manufacturer of automation systems enabling microsample preparation and analysis for the life sciences, from September 2005 to June 2010. Prior to joining Microchip Biotechnologies, Dr. Saunders served as General Manager at Agilent Technologies, a publicly-traded measurement company providing core bio-analytical and electronic measurement solutions, from 2000 to 2004, where he led the team that launched the first commercially-available, complete genome arrays for human, rat and mouse and also entered the array CGH (comparative genomic hybridization) market. Dr. Saunders began his career with Amersham International, a pharmaceutical company specializing in Diagnostics and Life Sciences which was acquired by General Electric in 2004, where he held a variety of commercial positions, of increasing responsibility, in the United States and Europe from 1988 to 2000. Dr. Saunders received a B.Sc. Hons in Biological Sciences and Ph.D. in Rice Resistance Gene Expression from Birmingham University, England.

EXECUTIVE COMPENSATION
Processes and Procedures for Compensation Decisions
Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions. Typically, our Chief Executive Officer makes recommendations to our compensation committee, often attends committee meetings and is involved in the determination of compensation for the respective executive officers that report to him, except that our Chief Executive Officer does not make recommendations as to his own compensation. Our Chief Executive Officer makes recommendations to our compensation committee regarding short- and long-term compensation for all executive officers (other than himself) based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our compensation committee then reviews the recommendations and other data and makes decisions as to total compensation for each executive officer, including the Chief Executive Officer, as well as each individual compensation component.
The compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. Beginning in 2012, the compensation committee retained Arnosti Consulting, Inc., a compensation consultant, to provide it with information, recommendations and other advice relating to executive compensation on an ongoing basis. Accordingly, Arnosti Consulting, Inc. now serves at the discretion of the compensation committee. The compensation committee engaged Arnosti Consulting, Inc. to assist in developing a group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair.
Summary Compensation Table
The following table provides information regarding the compensation of our named executive officers during 2016, 2015 and 2014.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
R. Bradley Gray	2016	$533,333	$404,375	$378,814	$375,233	$4,000	$1,695,755
President and Chief Executive Officer	2015	470,850	—	700,280	332,500	3,000	1,506,630
	2014	441,750	—	902,430	243,054	—	1,587,234

James A. Johnson	2016	374,500	129,400	121,220	159,754	4,000	788,874
Chief Financial Officer	2015	360,333	—	315,126	180,095	3,000	858,554
	2014	349,167	—	451,215	130,240	917	931,539

David W. Ghesquiere	2016	355,000	559,175	532,548	149,850	4,000	1,600,573
Senior Vice President, Corporate and Business Development	2015	325,000	191,550	315,126	167,063	3,000	1,001,739

(1)
The dollar amounts in this column represent the aggregate grant date fair value of restricted stock unit awards and stock option awards granted in 2016, 2015 and 2014, respectively. These amounts have been computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the notes to our financial statements included in our Annual Report on Form 10-K.

(2)	The amounts in this column represent the amounts earned and payable each year under the bonus plan for such year, all of which were paid in the subsequent year.

(3)	The amounts in this column consist of matching contributions made by us pursuant to our 401(k) plan.
Stock Awards and Option Awards
In 2016, we introduced restricted stock units into our executive compensation program. From a company dilution perspective, restricted stock units minimize dilution as fewer shares are required to deliver an equivalent value as a stock option.

Non-Equity Incentive Plan Compensation & Bonus
2016 Non-Equity Incentive Plan Payments
For 2016, the target incentive amounts and the aggregate annual payments earned by our named executive officers were the following:

Name Executive Officer	Target Award Opportunity	Actual Award
R. Bradley Gray	$463,250	$375,233
James A. Johnson	188,500	159,754
David W. Ghesquiere	180,000	149,850
Our 2016 incentive compensation plan provided our named executive officers with an annual incentive compensation opportunity based on our achievement of our corporate performance goals and individual achievement. For 2016, our corporate-level goals included continued revenue growth, enablement and initiation of additional diagnostic collaborations, penetrating expanded market opportunity through installed base growth, expanding the 3D Biology™ product suite with a focus on immuno-oncology, extending the Company’s leadership in molecular diagnostic development and commercialization, advancing development of new applications, achievement of cash position goals and other financial targets and additional stretch targets. The Actual Award amounts are calculated by weighing corporate goal attainment and individual goal attainment for each named executive officer as follows: Mr. Gray, 100% corporate goal; Mr. Johnson, 75% corporate goal/25% individual goal and Mr. Ghesquiere, 75% corporate goal/25% individual goal. For 2016, we achieved corporate attainment of our goals at 81%. The following was our determination of individual goal attainment in 2016: Mr. Gray, not applicable; Mr. Johnson, 96%; and Mr. Ghesquiere, 90%. For 2017, the compensation committee has approved corporate-level goals, including revenue and installed base growth; initiation of additional diagnostic collaborations; optimizing the commercial channel; expanding the 3D Biology™ product suite; launching new products with a focus on markets beyond oncology; advancing development of new applications, such as Digital Spatial Profiling and Hyb & Seq™ technology; achievement of cash position goals and other financial targets; and additional stretch targets. Mr. Gray’s 2017 bonus is based solely on corporate goals. Bonuses for Messrs. Johnson and Ghesquiere are based 75% on corporate goals and 25% on individual goals.
Executive Employment Arrangements
R. Bradley Gray
For 2017, Mr. Gray’s annual base salary is $565,000, and he is eligible for an annual incentive payment equal to 85% of his base salary, subject to achievement of performance metrics. We entered into an employment agreement in May 2010 with Mr. Gray, our President and Chief Executive Officer. The employment agreement has no specific term and constitutes at-will employment.
In connection with Mr. Gray’s commencement of employment, we granted him sign-on stock options covering an aggregate of (1) 241,905 shares subject to time-based vesting and (2) 15,125 shares subject to performance-based vesting. The stock options were granted pursuant to our 2004 Stock Option Plan with an exercise price equal to the per share fair market value of our common stock on the date of grant, and such stock options are fully vested.
If we terminate Mr. Gray's employment other than for “cause” (as defined in his employment agreement and summarized below), death or disability or he resigns for “good reason” (as defined in his employment agreement and summarized below), then subject to his execution of a release of claims and his continued adherence to certain restrictive covenants, he will receive continuing base salary payments for a period of 12 months.
James A. Johnson
For 2017, Mr. Johnson’s annual base salary is $392,000, and he is eligible for an annual incentive payment equal to 50% of his base salary, subject to achievement of performance metrics. We entered into an employment agreement in September 2012 with Mr. Johnson, our Chief Financial Officer. The employment agreement has no specific term and constitutes at-will employment.
In connection with Mr. Johnson’s commencement of employment, we granted him sign-on stock options covering an aggregate of 82,968 shares. The stock options were granted pursuant to our 2004 Stock Option Plan with an exercise price equal to the per share fair market value of our common stock on the date of grant, and such stock options are fully vested.
If we terminate Mr. Johnson's employment other than for “cause” (as defined in his employment agreement and summarized below), death or disability or he resigns for “good reason” (as defined in his employment agreement and summarized below), then subject to his execution of a release of claims and his continued adherence to certain restrictive covenants, he will receive continuing base salary payments for a period of six months.
David W. Ghesquiere
For 2017, Mr. Ghesquiere’s annual base salary is $375,000, and he is eligible for an annual incentive payment equal to 50% of his base salary, subject to achievement of performance metrics. We entered into an employment agreement in November 2013 with Mr. Ghesquiere, our Senior Vice President of Corporate and Business Development. The employment agreement has no specific term and constitutes at-will employment.
In connection with Mr. Ghesquiere’s commencement of employment, we granted him stock options, or sign-on stock options, covering an aggregate of 93,000 shares. The stock options were granted pursuant to our 2013 Equity Incentive Plan with an exercise price equal to the per share fair market value of our common stock on the date of grant. Twenty-five percent of Mr. Ghesquiere’s sign-on stock options vested in December 2014, and the remaining 75% vest in equal monthly installments, until the option is fully vested in December 2017, the fourth anniversary of the vesting commencement date.
In addition and supplementing the vesting schedule described above, in the event that Mr. Ghesquiere’s employment is terminated other than for “cause” (as defined in his employment agreement and summarized below), death or disability or Mr. Ghesquiere resigns for “good reason” (as defined in his employment agreement and summarized below), in each case, upon or within 12 months following such change in control, then 100% of the then-unvested portion of the sign-on stock options will vest. For further information regarding Mr. Ghesquiere’s option grants, see “Outstanding Equity Awards at Fiscal Year End.”
Also, if we terminate his employment other than for cause, death or disability or he resigns for good reason, then subject to his execution of a release of claims and his continued adherence to certain restrictive covenants, he will receive continuing base salary payments for a period of six months.
Definition of Terms
For purposes of the 2004 Stock Option Plan, “change in control” means generally a:

•	sale of all or substantially all of our assets;

•
our merger, consolidation or other business combination transaction with or into another corporation, entity or person, other than certain transactions in which a majority of the voting power of our stock continues to hold a majority of the voting power of our stock; or

•
the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of our capital stock.

For purposes of the 2013 Equity Incentive Plan, “change in control” means generally means:

•
the date that any one person, or more than one person acting as a group, acquires ownership of our capital stock that, together with the stock held by such person or such group, constitutes more than 50% of the total voting power of our capital stock;

•
the date that a majority of members of the board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the board prior to such date; or

•
the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or group) assets from us that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions.

For purposes of each of the named executive officers’ employment agreements, “cause” means generally:

•	a violation of one of our material written policies that continues uncured for 30 days;

•	an act of dishonesty in connection with an executive’s responsibilities as our employee;

•	such executive’s conviction of, or plea of nolo contendere to, a felony;

•	such executive’s gross misconduct;

•	such executive’s failure or refusal to follow the lawful and proper directives of the board of directors which are within his duties; or

•	such executive’s material breach of his proprietary information agreement or the non-disparagement provision of his employment agreement.
For purposes of the named executive officers’ employment agreements, “good reason” means generally any of the following without such executive’s written consent:

•	a material and permanent diminution in such executive’s duties, authority or responsibilities;

•	a reduction in base salary then in effect by more than 5% (or, for Mr. Gray, more than 10%);

•	our material breach of such executive’s employment agreement; or

•	a refusal by such executive to relocate to a facility or location more than 40 miles (or, for Mr. Gray, more than 50 miles) from our current location.
To qualify as a resignation for good reason, an executive must provide notice to us within 90 days of the initial existence of the condition or event described above and allow us to cure the condition or event within 30 days following our receipt of the notice.
For purposes of Mr. Johnson’s and Mr. Ghesquiere’s sign-on stock option agreement, “cause” means generally:

•	an executive’s failure to substantially perform his duties or responsibilities (other than a failure resulting from his disability) after receiving notice of failure and 10 days to cure;

•	an executive’s commission of any act of fraud, embezzlement, dishonesty or misrepresentation;

•	an executive’s violation of any federal or state law or regulation applicable to our business;

•	an executive’s breach of any confidentiality or invention assignment agreement with us; or

•
an executive being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against us, or the misappropriation of our material property.

The cause determination is made by the board of directors in good faith.
For purposes of Mr. Johnson’s and Mr. Ghesquiere’s sign-on stock option agreement, “good reason” means generally:

•
the material diminution of an executive’s duties; provided that diminution following a change in control solely by virtue of duties occurring at a subsidiary or division level rather than at the parent will not be deemed good reason;

•	a material reduction in base salary;

•	a material change in geographic location of where an executive must perform services; or

•	our material breach of the option agreement.
To qualify as a resignation for good reason, the executive must provide notice to us within 90 days of the initial existence of the condition or event described above and allow us to cure the condition or event within 30 days following our receipt of notice.

Outstanding Equity Awards at Fiscal Year-End
The following table presents information concerning equity awards held by our named executive officers at the end of 2016.

		Option Awards								Stock Awards
						Equity Incentive Plan Awards:								Equity Incentive Plan Awards:
	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#)				Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested		Number of Unearned Shares or Units of Stock That Have Not Vested (#)		Market Value of Unearned Shares or Units of Stock That Have Not Vested
Name		Exercisable		Unexercisable
R. Bradley Gray	6/25/2010	130,299	(1)	—		—		$2.24	6/29/2020	—		—		—		—
	6/25/2010	33,481	(1)	—		—		$2.24	6/29/2020	—		—		—		—
	6/25/2010	8,370	(1)	—		—		$2.24	6/29/2020	—		—		—		—
	6/25/2010	15,125	(1)	—		—		$2.24	6/29/2020	—		—		—		—
	3/1/2012	127,587	(1)	—		—		$1.92	2/28/2022	—		—		—		—
	1/10/2013	68,749	(2)(3)	—		—		$6.72	1/9/2023	—		—		—		—
	1/31/2014	65,625	(3)	24,375	(3)	—		$18.18	1/30/2024	—		—		—		—
	2/9/2015	45,833	(3)	54,167	(3)	—		$12.77	2/8/2025	—		—		—		—
	2/3/2016	—		—		—		—		31,250	(6)	$696,875	(8)	—		—
	2/3/2016	13,020	(3)	49,480	(3)	—		$12.94	2/2/2026	—		—		—		—

James A. Johnson	10/1/2012	72,968	(1)	—		—		$5.12	10/15/2022	—		—		—		—
	1/10/2013	31,249	(2)(3)	—		—		$6.72	1/9/2023	—		—		—		—
	1/31/2014	32,830	(3)	12,170	(3)	—		$18.18	1/30/2024	—		—		—		—
	2/9/2015	20,625	(3)	24,375	(3)	—		$12.77	2/8/2025	—		—		—		—
	2/3/2016	—		—		—		—		10,000	(6)	$223,000	(8)	—		—
	2/3/2016	4,166	(3)	15,834	(3)	—		$12.94	2/2/2026	—		—		—		—

David W. Ghesquiere	12/5/2013	69,762	(4)	23,238	(4)	—		$12.50	12/4/2023	—		—		—		—
	1/31/2014	2,940	(3)	1,060	(3)	—		$18.18	1/30/2024	—		—		—		—
	2/9/2015	20,625	(3)	24,375	(3)	—		$12.77	2/8/2025	—		—		—		—
	3/1/2015	—		—		—		—		10,000	(7)	$223,000	(8)	—		—
	2/3/2016	—		—		—		—	—	12,500	(6)	$278,750	(8)	—		—
	2/3/2016	5,208	(3)	19,792	(3)	—		$12.94	2/2/2026	—		—		—		—
	11/10/2016	—		—		—		—	—	7,500	(6)	$167,250	(8)	—		—
	11/10/2016	—		—		—		—	—	—		—		10,000	(5)	$223,000	(8)
	11/10/2016	312	(3)	14,688	(3)	—		$22.68	11/9/2026	—		—		—		—
	11/10/2016	—		—		20,000	(5)	$22.68	11/9/2026	—		—		—		—

(1)	The options have fully vested.

(2)
The options listed are subject to an early exercise right and may be exercised in full prior to vesting of the shares underlying the option. Vesting of all options is subject to continued service on the applicable vesting date.

(3)
Options vest in equal monthly installments from the vesting commencement date over four years. Notwithstanding the foregoing, if the named executive officer is terminated without cause or resigns for good reason, in each case, following a change in control, then 100% of the then-unvested shares will vest.

(4)
Options vest over four years as follows: 25% of the shares vest one year following the vesting commencement date, with the remaining 75% vesting in equal monthly installments over the following three years. Notwithstanding the foregoing, if the named executive officer's employment is terminated other than for cause, death or disability or such named executive officer resigns for good reason, in each case, during the period on, and 12 months after, a change in control, then 100% of the then-unvested shares will vest.

(5)
100% of the award vests upon the date the administrator of our 2013 Equity Incentive Plan determines that one of two milestones relating to certain transactions with a bio-pharma partner has been achieved, subject to continued service through such determination date. Notwithstanding the foregoing, if Mr. Ghesquiere is terminated without cause or resigns for good reason, in each case, following a change in control, then 100% of the then-unvested portion of the award will vest.

(6)
One third of the restricted stock units vest on the first market trading day following each of the first three anniversaries of the vesting commencement date. Notwithstanding the foregoing, if the named executive officer is terminated without cause or resigns for good reason, in each case, following a change in control, then 100% of the then-unvested restricted stock units vest.

(7)	One third of the restricted stock units vest on the first market trading day following after each of the first three anniversaries of the vesting commencement date.

(8)
The market value of unvested shares is calculated by multiplying the number of unvested shares by the closing market price of our common stock on The NASDAQ Global Market on December 30, 2016, the last trading day of the year, which was $22.30 per share.

401(k) Plan
We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. In 2016, 2015 and 2014, we contributed $0.9 million, $0.5 million and $0.4 million into the 401(k) plan as matching contributions. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.
Compensation Committee Interlocks and Insider Participation
During 2016, the members of our compensation committee included Dr. Galakatos, and Messrs. Norden and Waite. None of the members of our compensation committee is or has been an officer or employee of us. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee. We are a party to a certain transaction with a significant stockholder affiliated with Dr. Galakatos as described in the section captioned “Related Person Transactions” below.
Insider Trading Policy
In connection with our initial public offering, we established an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock.
Compensation Committee Report
The compensation committee has reviewed and discussed the section captioned “Executive Compensation,” included in this proxy statement, with management and, based on such review and discussion, the compensation committee has recommended to our board of directors that this “Executive Compensation” section be included in the proxy statement.
Respectfully submitted by the members of the compensation committee of the board of directors:
Dr. Nicholas Galakatos (Chairman)
Gregory Norden
Charles P. Waite

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock at April 24, 2017 for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.
The percentage of beneficial ownership shown in the table is based upon 21,689,548 shares outstanding as of April 24, 2017.
Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the 60th day after April 24, 2017, as well as restricted stock units that vest on or before such date. Certain of the options granted to our named executive officers may be exercised prior to the vesting of the underlying shares. We refer to such options as being “early exercisable.” Shares of common stock issued upon early exercise are subject to our right to repurchase such shares until such shares have vested. These shares are deemed to be outstanding and beneficially owned by the person holding those options or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
Except as otherwise noted below, the address for each person or entity listed in the table is c/o NanoString Technologies, Inc., 530 Fairview Avenue, N., Seattle, Washington 98109.

Name of Beneficial Owner	Shares	Percentage
5% Stockholders:
Entities affiliated with Clarus Funds (1)	4,151,598	19.0%
Cadian Capital Management, LP (2)	1,985,592	9.2%
Entities affiliated with Foresite Capital Management (3)	1,117,166	5.2%
Entities affiliated with Morgan Stanley (4)	1,652,242	7.6%
Directors and Named Executive Officers:
R. Bradley Gray (5)	618,583	2.8%
Joseph M. Beechem, Ph.D. (6)	182,643	*
Wayne Burns (7)	120,419	*
David W. Ghesquiere (8)	137,303	*
James A. Johnson (9)	184,273	*
Barney Saunders, Ph.D. (10)	64,489	*
William D. Young (11)	106,149	*
Nicholas Galakatos, Ph.D. (1)	4,151,598	19.0%
Gregory Norden (12)	40,156	*
Charles P. Waite (13)	31,457	*
Robert Hershberg, M.D., Ph.D. (14)	22,516	*
Kirk Malloy, Ph.D. (15)	—	*
All directors and executive officers as a group (12 persons) (16)	5,659,586	24.4%

(*)	Less than one percent.

(1)
Includes 3,959,440 shares held and 162,408 shares that may be acquired pursuant to the exercise of warrants held of record by Clarus Lifesciences II, L.P. (“Clarus”) and options to purchase 29,750 shares that are exercisable within 60 days of April 24, 2017, all of which are vested as of such date, issued to Nicholas Galakatos, a member of the board of directors. In accordance with the internal policies of Clarus Ventures, the options received by Dr. Galakatos must be held for the benefit of Clarus Ventures and its affiliates. Clarus Ventures II GP, L.P. (the “GPLP”), as the sole general partner of Clarus, may be deemed to beneficially own certain of the shares held of record by Clarus. The GPLP disclaims beneficial ownership of all shares held of record by Clarus in which the GPLP does not have an actual pecuniary interest. Clarus Ventures II, LLC (the “GPLLC”), as the sole general partner of the GPLP, may be deemed to beneficially own certain of the shares held of record by Clarus. The GPLLC disclaims beneficial ownership of all shares held of record by Clarus in which it does not have an actual pecuniary interest. Each of Dr. Galakatos and Messrs. Henner, Liptak, Simon, Steinmetz and Wheeler, as individual Managing Directors of the GPLLC, may be deemed to beneficially own certain of the shares held of record by Clarus. Each of Dr. Galakatos and Messrs. Henner, Liptak, Simon, Steinmetz and Wheeler disclaims beneficial ownership of all shares held of record by Clarus in which he does not have an actual pecuniary interest. The address of Clarus Lifesciences is 101 Main Street, Suite 1210, Cambridge, Massachusetts 02142.

(2)
The number of shares owed set forth above is based solely on the most recently available Schedule 13G filed with the SEC on February 13, 2017. All securities reported in the Schedule 13G are directly owned by advisory clients of Cadian Capital Management, LP (“Cadian”). None of the advisory clients individually owns more than 5% of the common stock of NanoString Technologies, Inc. Eric Bannasch may be deemed to beneficially own the shares held of record by Cadian. The address of each of the foregoing persons and entities is 535 Madison Avenue, 36th Floor, New York, NY 10022.

(3)
The number of shares owed set forth above is based solely on the most recently available Schedule 13G filed with the SEC on February 14, 2017. Consists of 679,033 shares held directly by Foresite Capital Fund II, L.P. (“FCF II”), and 438,133 shares held directly by Foresite Capital Fund III, L.P. (“FCF III”). Foresite Capital Management II, LLC (“FCM II”), the general partner of FCF II, may be deemed to have sole power to vote and dispose of shares held by FCF II, and James Tananbaum, the managing member of FCM II, may be deemed to have sole power to vote and dispose of shares held by FCF II. Foresite Capital Management III, LLC (“FCM III”), the general partner of FCF III, may be deemed to have sole power to vote and dispose of shares held by FCF III, and Mr. Tananbaum, the managing member of FCM III, may be deemed to have sole power to vote and dispose of shares held by FCF III. The address of each of the foregoing entities and persons is c/o Foresite Capital Management, 600 Montgomery Street, Suite 4500, San Francisco, CA 94111.

(4)
The number of shares owned set forth above is based solely on the most recently available Schedule 13G filed with the SEC on February 13, 2017. The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Capital Services LLC, a wholly-owned subsidiary of Morgan Stanley. The address of each of the foregoing entities is 1585 Broadway, New York, NY 10036.

(5)	Includes 75,785 shares held, and options to purchase 542,798 shares that are exercisable within 60 days of April 24, 2017, all of which are vested as of such date.

(6)	Includes 9,227 shares held, and options to purchase 173,416 shares that are exercisable within 60 days of April 24, 2017, all of which are vested as of such date.

(7)	Includes 74,565 shares held, and options to purchase 45,854 shares that are exercisable within 60 days of April 24, 2017, all of which are vested as of such date.

(8)	Includes 14,117 shares held, and options to purchase 123,186 shares that are exercisable within 60 days of April 24, 2017, all of which are vested as of such date.

(9)	Includes 7,954 shares held, and options to purchase 176,319 shares that are exercisable within 60 days of April 24, 2017, all of which are vested as of such date.

(10)	Includes 4,664 shares held, and options to purchase 59,825 shares of that are exercisable within 60 days of April 24, 2017, all of which are vested as of such date.

(11)	Consists of options to purchase 106,149 shares that are exercisable within 60 days of April 24, 2017, all of which are vested as of such date.

(12)	Consists of options to purchase 40,156 shares that are exercisable within 60 days of April 24, 2017, all of which are vested as of such date.

(13)	Includes 1,707 shares held and options to purchase 29,750 shares that are exercisable within 60 days of April 24, 2017, all of which are vested as of such date.

(14)	Consists of options to purchase 22,516 shares that are exercisable within 60 days of April 24, 2017, all of which are vested as of such date.

(15)	Dr. Malloy joined the board in September 2016.

(16)
Includes 4,147,459 shares held, 162,408 shares that may be acquired pursuant to the exercise of warrants held of record, and options to purchase 1,349,719 shares that are exercisable within 60 days of April 24, 2017.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table summarizes information about our equity compensation plans as of December 31, 2016. All outstanding awards relate to our common stock.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (1)
Equity compensation plans approved by security holders:
2004 Stock Option Plan	1,123,660	$3.28	—
2013 Equity Incentive Plan	3,761,883	14.08	353,766
2013 Employee Stock Purchase Plan	—	N.A.	193,507
Equity compensation plans not approved by security holders:	—	N.A.	—
Total	4,885,543	N.A.	547,273
(1) Our 2013 Equity Incentive Plan includes provisions providing for an annual increase in the number of securities available for future issuance on the first day of each fiscal year, equal to the least of: (a) 1,406,250 shares; (b) 5% of the outstanding shares of common stock as of the last day of the immediately preceding fiscal year; and (c) such other amount as the board of directors may determine. Our 2013 Employee Stock Purchase Plan includes provisions providing for an annual increase in the number of securities available for future issuance on the first day of each fiscal year, equal to the least of: (a) 1% of the outstanding shares of common stock on the first day of such fiscal year; (b) 281,250 shares; and (c) such other amount as the board of directors, or a committee appointed by the board of directors, may determine.

RELATED PERSON TRANSACTIONS
Related Person Transaction Policy
We have adopted a formal, written policy that our executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities, and any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related person transaction with us without the prior approval or, in the case of pending or ongoing related person transactions, ratification of our audit committee. For purposes of our policy, a related person transaction is a transaction, arrangement or relationship where we were, are or will be involved and in which a related person had, has or will have a direct or indirect material interest, other than transactions available to all of our United States employees.
Certain transactions with related parties, however, are excluded from the definition of a related person transaction including, but not limited to: (1) transaction with another company at which a related person’s only relationship is as an employee (excluding as an executive officer or a director) or beneficial owner of less than 5% of that company’s shares; (2) transaction where the related person’s interest arises solely from the ownership of our equity securities and all holders of our common stock received the same benefit on a pro rata basis (e.g. dividends); (3) transactions available to all employees generally; (4) transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $50,000; and (5) transactions in which the related person’s interest derives solely from his or her service as a director, trustee or officer (or similar position) of a not-for-profit organization or charity that receives donations from the Company.
No member of the audit committee may participate in any review, consideration or approval of any related person transaction where such member or any of his or her immediate family members is the related person. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to: (1) the benefits and perceived benefits, or lack thereof, to our company; (2) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (3) the materiality and character of the related person’s direct and indirect interest; (4) the actual or apparent conflict of interest of the related person; (5) the availability of other sources for comparable products or services; (6) the opportunity costs of alternative transactions; (7) the terms of the transaction; (8) the commercial reasonableness of the terms of the proposed transaction; and (9) terms available to unrelated third parties or to employees under the same or similar circumstances. In reviewing proposed related person transactions, the audit committee will only approve or ratify related person transactions that are in, or not inconsistent with, the best interests of our company and stockholders, as the audit committee determines in good faith.
In addition to the arrangements described below, we have also entered into the arrangements which are described where required in the section captioned “Executive Compensation — Executive Employment Arrangements”.
Investors’ Rights Agreement
We have entered into an investors’ rights agreement with certain holders of our common stock and warrants to purchase our common stock, including entities affiliated with Clarus Ventures. As of April 24, 2017, the holders of approximately 3.4 million shares of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended.
The investors’ rights agreement was consummated prior to our adoption of the formal, written policy described above, and therefore, such policies and procedures were not followed with respect to the investors’ rights agreement. However, we believe that the terms of the investors’ rights agreement were comparable to terms available in an arm’s-length transaction.
Indebtedness of Directors and Officers
None of our current or former directors or executive officers is indebted to us, nor are any of these individuals indebted to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by us.
Other Transactions
We have entered into separate indemnification agreements with each of our directors and certain of our officers.
We have granted stock options to our named executive officers, other executive officers and our non-employee directors.
Certain of our executive officers are participants in our 2013 Employee Stock Purchase Plan.

OTHER MATTERS
Third Party Compensation of Directors
None of our directors are a party to any agreement or arrangement that would require disclosure pursuant to NASDAQ Rule 5250(b)(3).
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the SEC and NASDAQ. Such directors, executive officers, and ten percent stockholders are also required to furnish us with copies of all Section 16(a) forms that they file.
Based solely on a review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2016, our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.
2016 Annual Report and SEC Filings
Our financial statements for the year ended December 31, 2016 are included in our annual report on Form 10-K. Our annual report and this proxy statement are posted on our website at www.nanostring.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Douglas S. Farrell, Investor Relations, NanoString Technologies, Inc., 530 Fairview Avenue N, Seattle, WA 98109.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.
THE BOARD OF DIRECTORS
Seattle, Washington
April 28, 2017

NANOSTRING TECHNOLOGIES, INC.
530 FAIRVIEW AVENUE NORTH
SEATTLE, WA 98109

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NSTG**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E27072-P92829 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NANOSTRING TECHNOLOGIES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) R. Bradley Gray
02) Robert M. Hershberg, M.D., Ph.D.
03) Kirk D. Malloy, Ph.D.

The Board of Directors recommends you vote FOR the following proposal:

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

E27073-P92829

NANOSTRING TECHNOLOGIES, INC.
Annual Meeting of Stockholders
June 21, 2017 8:00 AM, PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Mr. R. Bradley Gray and Mr. James A. Johnson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NANOSTRING TECHNOLOGIES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, PDT on June 21, 2017, as a virtual meeting via live webcast on the Internet, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

V.1.2